                                                                      EXHIBIT 11


                       COMPUTATION OF EARNINGS PER SHARE

        For the three and six months ended September 30, 1996 and 1995
                                  (Unaudited)


                                                         Three Months Ended                   Six Months Ended
                                                            September 30                        September 30,
                                                    ---------------------------         ----------------------------
Primary Earnings per Share                               1996            1995              1996             1995
--------------------------                          ------------       --------         -----------       ----------
Net income (loss) applicable to common stock        $ (578,831)        $440,954         $ (173,112)       $ 844,009
                                                    ==========         ========         ==========        =========
Weighted average number of common shares
  outstanding                                          819,198          856,658            819,198          858,113
Common shares issuable under employee stock
  option plan                                           58,817           51,139             58,817           51,139
Less shares assumed repurchased with proceeds          (34,822)         (27,861)           (34,822)         (27,861)
                                                    ----------         --------         ----------        ---------
Weighted average common shares and common
   share equivalents outstanding                       843,193          879,936            843,193          881,391
                                                    ==========         ========         ==========        =========
Primary earnings (loss) per common share            $    (0.69)        $   0.50         $    (0.21)       $    0.96
                                                    ==========         ========         ==========        =========
Fully Diluted Earnings Per Share

Net income (loss) applicable to common stock        $ (578,831)        $440,954         $ (173,112)       $ 844,009
Interest on convertible subordinated debentures,
  net of tax                                           172,991              ---            345,981              ---
                                                    ----------         --------         ----------        ---------
Net income (loss), adjusted                         $ (405,840)        $440,954         $  172,869        $ 844,009
                                                    ==========         ========         ==========        =========
Weighted average common share and common
  share equivalents outstanding                        843,193          879,936            843,193          881,391
Weighted average common shares issuable with
  the conversion of debentures to common stock         560,182              ---            560,182              ---
                                                    ----------         --------         ----------        ---------
Weighted average common shares and common
  share equivalents                                  1,403,375          879,936          1,403,375          881,391
                                                    ==========         ========         ==========        =========
Fully diluted earnings (loss) per common share      $    (0.29)        $   0.50               0.12             0.96
                                                    ==========         ========         ==========        =========

Fully diluted earnings per share are not disclosed on the statement of operations as they are anti-dilutive.